Exhibit 3.3

KKR FINANCIAL CORP.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST:  The charter of KKR Financial Corp., a Maryland corporation (the “Corporation”), is hereby amended to decrease the par value of the shares of Common Stock of the Corporation issued and outstanding immediately prior to the filing of these Articles of Amendment from $.02 per share to $.01 per share.

SECOND:  The amendment to the charter of the Corporation as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law.  The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(2) of the Maryland General Corporation Law.

THIRD:  There has been no increase in the authorized stock of the Corporation effected by the amendment to the charter of the Corporation as set forth above.

FOURTH:  The undersigned Chief Executive Officer and President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its General Counsel and Secretary on this ____ day of June, 2005.

ATTEST:	KKR FINANCIAL CORP.

By:	By:	(SEAL)
Name: Barbara J. S. McKee	Name: Saturnino S. Fanlo
Title: General Counsel and Secretary	Title: Chief Executive Officer and President